Asana Announces Board Appointments
Dan Rogers to Serve as Both CEO and Board Chair; Dustin Moskovitz to Continue as a Board Director
AI and Enterprise Software Leaders Jerry Ting and Tom Berquist Join as Directors
New Additions Bring Proven Expertise in Cutting-Edge AI Product Innovation and Decades of Experience Scaling Software Businesses
SAN FRANCISCO - Monday, September 28, 2026 - Asana, Inc. (NYSE: ASAN), the operating system for human-agent teams, today announced that Dan Rogers has been appointed Board Chair, a role he will hold in addition to Chief Executive Officer, effective September 25, 2026. The company also announced the appointments of Jerry Ting and Tom Berquist as Directors, effective the same date. Asana co-founder Dustin Moskovitz, who has served as Board Chair since 2019, will remain on the Board as a Director and intends to maintain his shareholdings in Asana, reflective of his view that the company is positioned for long-term growth. Krista Anderson-Copperman will remain Lead Independent Director.
"The Board is excited to welcome the valuable knowledge and expertise of our new Chair and Directors as Asana continues to forge a new era in the company's history,” said Anderson-Copperman. “Dan has shown exceptional leadership since joining the company as CEO, and we look forward to benefiting from his experience and perspective in leading the Board and driving this next phase of growth. Dustin’s strategic vision will continue to guide our strategy, while outside of Asana he plans to invest time in broader AI safety initiatives. We are also excited to welcome Jerry and Tom to the Board. Respectively they bring over a decade of innovation in AI products and experience scaling enterprise tech businesses.”
“Over the past year, Dan has demonstrated outstanding leadership at a key moment in Asana’s evolution,” said Moskovitz. “He has accelerated our product roadmap, driven Asana's evolution into a multi-product company, and put us at the forefront of how humans and agents work together. This progress has given all of us on the Board great confidence in Dan, the team, the strategy they are pursuing, and their ability to execute against it. As a founder, director and long-term shareholder, I am deeply committed to Asana’s mission and long-term success and look forward to continuing to support Dan and the company.”
Ting and Berquist join Asana as the company advances its multi-product strategy with the launch of Agentic Work Management and Agentic Apps that expand Asana into new workflows and buying centers, reinforcing its strategy to bring humans and agents together with the shared context and governance that the agentic era requires.
Ting is a serial entrepreneur and executive at the intersection of enterprise software and applied AI. He founded Evisort, an AI-native contract intelligence platform, in 2016 with a research team from Harvard and MIT and scaled it into a category leader. Evisort raised more than $155 million in venture funding from investors before Workday acquired the company in 2024.
Following Workday’s acquisition, Ting served as Vice President and General Manager of AI and Agents at Workday, where he built the company’s central AI organization, Agent Factory, and led AI product and engineering. Ting is also a venture investor and advisor to startup companies, and has backed more than 25 early-stage technology companies, having taught entrepreneurship and innovation as a Lecturer at Harvard Law School.
“Businesses are not looking for more AI pilots. They need ROI, real outcomes, and real efficiencies - and Asana has the platform to deliver them. Asana is extremely well positioned to make agents incredibly effective across a company’s cross-functional workflows, with complete business context and proper guardrails. I look forward to helping advise Asana in its quest to become a core part of customers’ broader agentic enterprise strategy,” said Ting.

Berquist has nearly 20 years of executive leadership across enterprise software, along with a decade as Managing Director of Software Equity Research at Citigroup, Goldman Sachs, and Piper Sandler. He most recently served as Executive Vice President and Chief Financial Officer of Cloud Software Group. Before the merger of Citrix Systems and TIBCO Software, he served as Chief Financial Officer of TIBCO Software for seven years.
Previously, he served as Chief Executive Officer of Saba Software and Alludo and as Chief Financial Officer of Alludo and Actian. Berquist currently serves on the Board of Directors of Qualys, Inc. where he chairs the Audit Committee, and as a value accelerator advisor to the Goldman Sachs Asset Management Private Equity Portfolio.
“I’ve been immersed in the work management space for some time, and there is a clear challenge that Asana addresses in helping teams use the systems, data, and processes they already have to improve how a business performs. Asana has built a strong foundation for bringing humans and agents together around real work, and I’m excited to contribute to the company’s next chapter in defining the next phase of the industry,” said Berquist.
About Asana
Asana is the operating system for human-agent teams. Built on 18 years of foundational architecture, the enterprise Work Graph®, multiplayer collaboration, shared memory, and governance, it is exactly what the agentic era requires: a place where humans and agents run critical workflows together, on the same plan, toward the same goals - unlocking enterprise productivity. Learn more at asana.com.
Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include, but are not limited to, statements about our growth and profitability, our market opportunity, the potential and impact of AI and our AI products, our ability to execute on our current strategies, statements related to our expectations of newly appointed Directors, and our technology and brand position, and the intentions of our Directors with respect to their shareholdings. Forward-looking statements generally relate to future events or Asana’s future financial or operating performance. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by terms such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “continue,” “could,” “potential,” “may,” “will,” “goal,” or similar expressions and the negatives of those terms. However, not all forward-looking statements contain these identifying words. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including factors beyond Asana’s control, that may cause Asana’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are included in Asana’s filings with the SEC, including Asana’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2026 and subsequent filings with the SEC. Any forward-looking statements contained in this press release are based on assumptions that Asana believes to be reasonable as of this date. Except as required by law, Asana assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

Media Contacts

Eva Leung
Asana Investor Relations
ir@asana.com

Frances Ward
Asana Communications
press@asana.com